 As filed with the Securities and Exchange Commission on September 26, 2019

 Registration No. 333-________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSON

WASHINGTON, D.C.   20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

TANZANIAN GOLD CORPORATION

(Exact name of registrant as specified in its charter)

Alberta

Not Applicable

(State or other jurisdiction of incorporation or organization

(I.R.S. Employer Identification Number)

Bay Adelaide Centre, East Tower, 22 Adelaide Street West, Suite 3400, Toronto, Ontario, Canada, M5H 4E3

(Address of Principal Executive Office, including zip code)

Tanzanian Gold Corporation Omnibus Equity Compensation Plan

(Full Title of the Plan)

Donna M. Moroney, Corporate Secretary

Tanzanian Gold Corporation

Bay Adelaide Centre, East Tower

22 Adelaide Street West, Suite 3400

Toronto, Ontario, Canada  M5H 4E3

(Name and Address of Agent for Service)

(604) 696-4236

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer

☐

Accelerated filer

☒

Non-accelerated filer

☐

Small reporting company

☒

Emerging growth company

☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Shares to be issued under the Omnibus Equity Compensation Plan	15,036,848	$0.80	$12,029,478.40	$1,457.97

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, this Registration Statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend or similar transaction.

(2)

Estimated pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on the closing price of a common share of the Registrant as reported on NYSE MKT on September 25, 2019.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.

Plan Information

Not required to be filed with this Registration Statement.

Item 2.

Registrant Information and Employee Plan Annual Information

Not required to be filed with this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.

Incorporation of Documents by Reference

The Registrant hereby incorporates by reference into this Registration Statement the following documents and information previously filed with the Securities and Exchange Commission (“SEC”):

•

Registration Statement on Form 8-A filed with the SEC on May 10, 2005;

•

Annual Report on Form 20-F for the fiscal year ended August 31, 2018, filed with the SEC on November 30, 2018;

•

Amendment No. 1 to Form 20-F for the fiscal year ended August 31, 2018, filed with the SEC on December 7, 2018;

•

Exhibits 99.1 and 99.2 to Form 6-K for January 2019 filed with the SEC on January 11, 2019, containing the Registrant’s unaudited interim financial statements for the three months ended November 30, 2018 and related Management’s Discussion & Analysis;

•

Exhibit 99.2 to Form 6-K for January 2019 filed with the SEC on January 24, 2019, containing the Registrant’s Management Information Circular and Statement of Executive Compensation;

•

Exhibit 99.1 to Form 6-K for March 2019 filed with the SEC on March 25, 2019, announcing the results of the Registrant’s annual general and special meeting of shareholders;

•

Exhibits 99.1 and 99.2 to Form 6-K for April 2019 filed with the SEC on April 12, 2019, containing the Registrant’s unaudited interim financial statements for the six months ended February 28, 2019 and related Management’s Discussion & Analysis;

•

Exhibits 99.1 and 99.2 to Form 6-K for July 2019 filed with the SEC on July 15, 2019, containing the Registrant’s unaudited interim financial statements for the nine months ended May 31, 2019 and related Management’s Discussion & Analysis; and

•

All documents that the Registrant subsequently files under Sections 13(a), 13(c), and 15(d) of the Exchange Act before the Registrant files a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents, except as to specific sections of such statements as set forth therein.  Unless expressly incorporated into this Registration Statement, a report furnished on Form 6-K prior or subsequent to the date hereof, shall not be incorporated by reference into this Registration Statement.

Any statement incorporated herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.

Description of Securities

Not applicable.

Item 5.

Interests of Named Experts and Counsel

Not applicable.

Item 6.

Indemnification of Directors and Officers

The Registrant is subject to the provisions of the Business Corporations Act (Alberta) (the “ABCA”). Under the ABCA and the Registrant’s Bylaws, the Registrant may indemnify a present or former director or officer or a person who acts or acted at the Registrant’s request as a director or officer of a body corporate of which the Registrant is or was a shareholder or creditor, and his or her heirs and legal representatives (an “Indemnified Party”), against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him or her in respect of any civil, criminal or administrative action or proceeding to which he or she is made a party by reason of being or having been a director or officer of the Registrant or that body corporate, if the director or officer acted honestly and in good faith with a view to the best interests of the Registrant, and, in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the director or officer had reasonable grounds for believing that his or her conduct was lawful. Such indemnification may be in connection with an action by or on behalf of the Registrant to procure a judgment in its favor only with court approval. An Indemnified Party is entitled to indemnification from the Registrant as a matter of right if in the defense of the matter or action he or she was substantially successful on the merits, fulfilled the conditions set forth above, and is fairly and reasonably entitled to indemnity.

Subject to the limitations contained in the Business Corporations Act (Alberta) (the “ABCA”), the Registrant may purchase, maintain or participate in such insurance for the benefit of such persons referred to herein as the Board of Directors may from time to time determine.

The Registrant may, subject to the approval of a Court (as defined in the ABCA), indemnify a person in respect of an action by or on behalf of the Registrant or a body corporate to procure a judgment in its favor, to which he or she is made a party by reason of being or having been a director or an officer of the Registrant or body corporate, against all costs, charges and expenses reasonably incurred by him or her in connection with such action if he or she (i) acted honestly and in good faith with a view to the best interests of the Registrant (ii) and in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing that his or her conduct was lawful.

Notwithstanding the above, a person shall be entitled to indemnity from the Registrant in respect of all costs, charges and expenses reasonably incurred by him or her in connection with the defense of any civil, criminal, or administrative action or proceeding to which he or she is made a party by reason of being or having been a director or officer of the Registrant or body corporate, if the person seeking indemnity (i) was substantially successful on the merits of his defense of the action or proceeding, (ii) acted honestly and in good faith with a view to the best interests of the Registrant; (iii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he or she had reasonable grounds for believing that his or her conduct was lawful; and (iv) is fairly and reasonably entitled to indemnity.

Item 7.

Exemption from Registration Claimed

Not applicable.

Item 8.

Exhibits

The following is a complete list of exhibits filed as a part of this Registration Statement, which Exhibits are incorporated herein:

Exhibit Number	Description
4.1	Omnibus Equity Compensation Plan
5.1	Opinion of Miller Thomson LLP
23.1	Consent of Miller Thomson LLP (included in Exhibit 5.1)
23.2	Consent of Dale Matheson Carr-Hilton Labonte, LLP, Chartered Professional Accountants

Item 9.

Undertakings.

A.

The undersigned registrant hereby undertakes:

1.  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that:

paragraphs (A)(1)(i) and (A)(1)(ii) of this section do not apply if the registration statement is on Form S-8 (§239.16b of this chapter), and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in the registration statement; and

2.  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, in the Province of British Columbia, on September __,  2019.

TANZANIAN GOLD CORPORATION

/s/  Jeffrey Duval

Jeffrey Duval,

Acting Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

By:	/s/ Jeffrey Duval	Date: September 26, 2019
Jeffrey Duval, Acting Chief Executive Officer (Principal Executive Officer)

By:	/s/ Marco Guidi	Date: September 26, 2019
Marco Guidi, Chief Financial Officer (Principal Financing and Accounting Officer)

By:	/s/ Norman Betts	Date: September 26, 2019
Norman Betts, Director

By:	/s/ Ulrich Rath	Date: September 26, 2019
Ulrich Rath, Director

By:	/s/ William Harvey	Date: September 26, 2019
William Harvey Director

By:	/s/ Rosalind Morrow	Date: September 26, 2019
Rosalind Morrow, Director

By:	/s/ James E. Sinclair	Date: September 26, 2019
James E. Sinclair, Director